Exhibit 99

Contact:

Patrick Kane

(412) 553-7833

Equitable Resources Reports Record

First Quarter Earnings of $1.10 per Share

Increases Dividend by 27%

PITTSBURGH, April 15, 2004/ PRNewswire-FirstCall/ — Equitable Resources Inc. (NYSE: EQT) today announced first quarter 2004 income from continuing operations before cumulative effect of accounting change of $1.10 per diluted share, 8% higher than the $1.02 reported in the first quarter 2003.  The Board of Directors also announced a 27% dividend increase, the third in five quarters.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had operating income for the first quarter of $56.0 million compared to $59.0 million reported for the same period last year.  Net operating revenues for the three months ended March 31, 2004 were $93.8 million compared to $97.2 million.  The decrease in operating income and net operating revenues was primarily attributable to weather 6% warmer than the first quarter 2003.  Total operating expenses for the quarter were $37.8 million, slightly lower than the $38.2 million reported last year.

Equitable Gas Company reached agreement with the Pennsylvania Public Utility Commission to make participation in the Company’s low-income energy assistance programs more accessible and to improve participants’ ability to pay bills.  Beginning April 2, 2004, the Company will collect an additional $0.30 per Mcf from residential customers to fund the enhanced assistance program.  The surcharge will remain in place until Equitable Gas seeks authority to change the funding mechanism.   The Company is committed to working with its Utility Commissions to find innovative ways to serve its customers.

Equitable Supply

Equitable Supply had operating income for the quarter of $61.5 million, 27% higher than the $48.4 million earned in the same period last year.  Total revenues were $99.2 million, $17.5 million higher than the previous year’s total operating revenue of $81.7 million.  Production revenues increased $14.7 million quarter over quarter to $79.4 million in 2004 from $64.7 million in 2003.  The revenue increase was a result of both a sales volume increase of 1.5 Bcfe and an average sales price increase of $0.51 per Mcfe.  Gathering revenues were $2.8 million higher at $19.8 million, compared with $17.0 million in 2003.  The increased gathering revenue was primarily due to an increase in gathering rates.

Operating expenses for the quarter were $37.7 million compared to $33.3 million last year.  The increase in total operating expenses was due to increases of $2.5 million in depreciation, depletion and amortization expense and $1.9 million in other expenses.

NORESCO

NORESCO’s net operating revenues increased in the first quarter 2004 to $9.8 million, compared to $9.4 million in the first quarter 2003.  The increase in revenues was offset by higher selling, general and administrative expenses resulting in a slight decrease in operating income from $3.9 million to $3.8 million.  NORESCO’s quarter-end backlog was $118 million, compared to $89 million a year earlier.

Other Business

Dividend

On April 14, 2004, the Board of Directors of Equitable Resources declared a regular quarterly cash dividend of 38 cents per share, payable June 1, 2004 to shareholders of record on May 7, 2004.  This represents a 27% increase over last quarter and the third increase in five quarters.  This dividend is 124% higher than the $0.17 per share paid on March 1, 2003.

2004 Earnings Guidance

The Company reiterates its previously forecast 2004 earnings per share of between $3.00 and $3.05.  Due to significant hedges discussed below, the impact on 2004 earnings guidance from changes in the price of natural gas is expected to be approximately $0.01 per share for every $0.10 change in the NYMEX natural gas price, from $4.50 per MMbtu, and by approximately $0.01 per 100 heating degree days versus normal.

Hedging

The approximate volumes and prices of Equitable’s hedges for the last nine months of 2004 through 2006 are:

	2004**	2005	2006
Total Volume (Bcf)	35.7	51.0	51.9
Average Price per Mcf (NYMEX)*	$4.62	$4.69	$4.54

*  The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**  April through December

Stock Buyback

During the quarter, Equitable Resources repurchased 350,000 shares of EQT stock.  The total number of shares repurchased since October 1998 is approximately 17.0 million.  On April 14, 2004, the Board of Directors of Equitable Resources increased the share purchase authorization by 3 million shares to 21.8 million.

Westport

Equitable owns approximately 11.5 million shares of Westport Resources Corporation (NYSE:WRC).  On April 7, 2004, Westport announced a merger with Kerr-McGee Corporation (NYSE: KMG).  Westport and Kerr-McGee expect that the merger will close in the third quarter of 2004.  Under the terms of the agreement, Equitable will receive 0.71 shares of Kerr-McGee for each Westport share.  Equitable expects to own 8.2 million shares of Kerr-McGee at close.  Equitable entered into a voting agreement with Kerr-McGee to vote in favor of the merger.  As part of the agreement, Equitable agreed to refrain from selling Westport shares through the expected closing date.

Non-GAAP Financial Measures

Operating income and equity in earnings of nonconsolidated investments

The Company reports operating income and equity in earnings of nonconsolidated investments by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended March 31,
	2004	2003
Operating income (thousands):
Equitable Utilities	$55,960	$59,027
Equitable Supply	61,530	48,413
NORESCO	3,786	3,921
Unallocated expenses	(1,749)	(2,041)
Operating Income	$119,527	$109,320

The following table reconciles equity in earnings of nonconsolidated investments by segment as reported in this press release to the consolidated equity in earnings of nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended March 31,
	2004	2003
Equity in earnings of nonconsolidated investments, excluding Westport (thousands):
Equitable Supply	$143	$239
NORESCO	720	937
Unallocated	38	56
Total	$901	$1,232

Other segment non-GAAP financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides may be updated periodically.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS 2004 EARNINGS PER DILUTED SHARE OF BETWEEN $3.00 AND $3.05, EARNINGS PER SHARE AND DIVIDEND GROWTH, THE IMPACT ON EARNINGS GUIDANCE OF CHANGES IN NYMEX GAS PRICES AND DEVIATIONS FROM NORMAL WEATHER, THE APPROXIMATE VOLUMES AND PRICES OF HEDGES FOR 2004 THROUGH 2006, THE REPURCHASE OF ADDITIONAL COMPANY SHARES, FINANCIAL PERFORMANCE, THE ABILITY OF THE COMPANY TO COLLECT ITS ACCOUNTS RECEIVABLE, THE EFFECTIVENESS OF THE COMPANY’S LOW–INCOME ENERGY ASSISTANCE PROGRAMS, THE CAPITAL BUDGET, THE COMPANY’S ABILITY TO RAISE GATHERING RATES, FUTURE COSTS SAVINGS, OPERATIONAL MATTERS INCLUDING THE SUCCESS OF THE COMPANY’S DRILLING PROGRAM AND EFFECTIVENESS OF AUTOMATION AND METERING, THE TIMING AND PASSAGE OF FEDERAL ENABLING LEGISLATION FOR PERFORMANCE CONTRACTING WORK, REALIZING VALUE FROM THE INVESTMENT IN WESTPORT RESOURCES AND THE ANTICIPATED CLOSING OF THE ANNOUNCED WESTPORT/KERR-MCGEE MERGER.  THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY AND COST OF FINANCING, THE ABILITY TO MAINTAIN THE COMPANY’S CURRENT CREDIT RATINGS, CHANGES IN INTEREST RATES, CHANGES IN TAX LAWS, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, INCLUDING PENDING RATE CASES, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS PROPERTIES, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP AND PRODUCE RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION, THE ABILITY OF THE COMPANY TO NEGOTIATE LABOR CONTRACTS, THE AMOUNT OF INCENTIVE PLAN ACCRUALS, REALIZING THE VALUE OF WESTPORT, AND THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended March 31,
	2004	2003

Operating revenues	$400,427	$342,322
Cost of sales	197,596	153,970
Net operating revenues	202,831	188,352

Operating expenses:
Operation and maintenance	18,698	18,855
Production and exploration	10,087	9,162
Selling, general and administrative	32,752	32,262
Depreciation, depletion and amortization	21,767	18,753
Total operating expenses	83,304	79,032

Operating income	119,527	109,320

Charitable foundation contribution	—	(9,279)

Equity in earnings of nonconsolidated investments:
Westport	—	3,614
Other	901	1,232
	901	4,846

Minority interest	(370)	(871)

Interest expense	12,259	12,321

Income from continuing operations before income taxes and cumulative effect of accounting change	107,799	91,695
Income taxes	37,729	27,216

Income from continuing operations before cumulative effect of accounting change	70,070	64,479
Cumulative effect of accounting change, net of tax	—	(3,556)

Net income	$70,070	$60,923

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	62,256	62,063
Income from continuing operations before cumulative effect of accounting change	$1.13	$1.04
Cumulative effect of accounting change, net of tax	—	(0.06)
Net income	$1.13	$0.98

Diluted:
Weighted average common shares outstanding	63,531	63,333
Income from continuing operations before cumulative effect of accounting change	$1.10	$1.02
Cumulative effect of accounting change, net of tax	—	(0.06)
Net income	$1.10	$0.96

(A)      Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2004	2003

OPERATIONAL DATA
Heating degree days (30-year average: 2,930)	2,925	3,115

Residential sales and transportation volume (MMcf)	13,080	14,165
Commercial and industrial volume (MMcf)	11,666	11,590
Total throughput (MMcf) - Distribution	24,746	25,755
Total throughput (MMbtu) - Pipeline	18,961	20,428
Total throughput (MMbtu) - Marketing	21,934	14,157

Net operating revenues (thousands):
Distribution:
Residential	$44,966	$48,146
Commercial & industrial	20,773	21,481
Other	1,564	1,566
Pipeline	16,018	15,913
Marketing	10,445	10,113
	$93,766	$97,219

Operating expenses as a% of net operating revenues	40.32%	39.28%

Operating income (thousands):
Distribution	$37,919	$40,815
Pipeline	8,655	8,533
Marketing	9,386	9,679
Total	$55,960	$59,027

Capital expenditures (thousands)	$14,600	$8,668

FINANCIAL DATA (Thousands)
Utility revenues (regulated)	$195,689	$184,325
Marketing revenues	85,685	51,784
Total operating revenues	281,374	236,109

Utility purchased gas costs (regulated)	112,368	97,219
Marketing purchased gas costs	75,240	41,671
Net operating revenues	93,766	97,219

Operating expenses:
Operating and maintenance expense	12,117	13,103
Selling, general and administrative expense	18,363	18,354
Depreciation, depletion and amortization	7,326	6,735
Total operating expenses	37,806	38,192

Operating income	$55,960	$59,027

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2004	2003

OPERATIONAL DATA

Capital expenditures (thousands) (a)	$21,053	$67,738

Production:
Total sales volumes (MMcfe)	17,042	15,517
Average (well-head) sales price ($/Mcfe)	$4.50	$3.99

Company usage, line loss (MMcfe)	1,199	1,057

Natural gas inventory usage, net (MMcfe)	(112)	—

Natural gas and oil production (MMcfe)	18,129	16,574

Operated volumes-third parties (MMcfe)	5,355	5,782

Lease operating expense, excluding severance tax ($/Mcfe)	$0.34	$0.32
Severance tax ($/Mcfe)	$0.22	$0.23
Production depletion ($/Mcfe)	$0.54	$0.48

Gathering:
Gathered volumes (MMcfe)	32,568	32,552
Average gathering fee ($/Mcfe)	$0.61	$0.52
Gathering and compression expense ($/Mcfe)	$0.20	$0.18
Gathering and compression depreciation ($/Mcfe)	$0.10	$0.09

(in thousands)
Production operating income	$54,328	$42,607
Gathering operating income	7,202	5,806
Total	$61,530	$48,413

Production depletion	$9,822	$7,955
Gathering and compression depreciation	3,352	2,907
Other depreciation, depletion and amortization	869	720
Total depreciation, depletion and amortization	$14,043	$11,582

FINANCIAL DATA (Thousands)
Production revenues	$79,429	$64,679
Gathering revenues	19,815	17,018
Total revenues	99,244	81,697

Operating expenses:
Lease operating expense, excluding severance taxes	6,085	5,275
Severance tax	4,002	3,887
Gathering and compression expense	6,587	5,752
Selling, general and administrative	6,997	6,788
Depreciation, depletion and amortization	14,043	11,582
Total operating expenses	37,714	33,284

Operating income	$61,530	$48,413

Equity in earnings of nonconsolidated investments	$143	$239
Minority interest	$—	$(871)

(a)  2003 amount includes the purchase of the remaining 31% limited partnership interest in ABP ($44.2 million).

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2004	2003

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$118,261	$88,992

Gross profit margin	28.9%	20.7%
SG&A as a % of revenue	17.0%	11.4%

Capital expenditures (thousands)	$28	$48

FINANCIAL DATA (Thousands)
Energy service contract revenues	$33,926	$45,518
Energy service contract costs	24,105	36,082
Net operating revenues (gross profit margin)	9,821	9,436

Operating expenses:
Selling, general and administrative expenses	5,784	5,166
Depreciation and depletion	251	349
Total operating expenses	6,035	5,515

Operating income	$3,786	$3,921

Equity in earnings of nonconsolidated investments	$720	$937
Minority Interest	$(370)	$—